 EXHIBIT 99.1

iMergent Announces Management Changes

iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce software for small businesses and entrepreneurs, today announced that it has accepted the resignation of its Chief Financial Officer, Robert Lewis, to be effective February 6, 2009.  Mr. Lewis is leaving to pursue other opportunities. iMergent’s Controller, Jonathan Erickson has been appointed Chief Financial Officer effective February 7, 2009.

Erickson, 31, has served as iMergent’s controller since 2006.  Prior to joining iMergent Erickson held various positions of increasing responsibility at Deloitte & Touche LLP,  which he joined in May 2003, culminating with the position of Audit Senior specializing primarily in international manufacturing operations.  Erickson received a Bachelor of Science degree in Accounting from Brigham Young University in 2002 and a Master of Accountancy from Brigham Young University in 2003.  Erickson is also a certified public accountant.

Steven G. Mihaylo, iMergent's chief executive officer stated, “We thank Rob Lewis for his contributions to iMergent and we wish him the best in his future endeavors.”  Mihaylo further added, “Jon Erickson will be able to provide iMergent with solid financial leadership.  I am pleased to have him join our senior management team and personally look forward to working with him.  The Board and management are excited about Jon’s abilities in assuming these new responsibilities and we look forward to his leadership in helping to improve our business and increase shareholder value.  Jon's background and knowledge are well suited to address the financial needs of the Company going forward."

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services, which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers website development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs as well as offers StoresOnline Express for sale. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and sell upgrades to StoresOnline Pro and StoresOnline Platinum. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words, "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information relating to Jon Erickson’s abilities and his leadership in helping to improve our business and increase shareholder value. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

Contact

iMergent, Inc.

Steven G. Mihaylo, CEO, 801-431-4695 or 775-530-3955

Stevemihaylo@imergentinc.com